Nicor Inc.
                                                                       Form S-8
                                                                  Exhibit 23.01





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Nicor Inc. on Form S-8 of our reports dated February 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the change in method of accounting for energy trading activities described in the New Accounting Pronouncements -- Energy Trading Revenues note) and June 18, 2003, appearing in the Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2002 and the Annual Report on Form 11-K of the Birdsall, Inc. Retirement Savings Plan for the year ended December 31, 2002, respectively.



DELOITTE & TOUCHE LLP
Chicago, Illinois

July 25, 2003